Exhibit 99.1

Resources Connection, Inc. Reports Third Quarter Results for Fiscal 2014

  Company reports revenue of $132.7 million and earnings per share of $0.06 in fiscal 2014 third quarter
  Company returns $10.1 million in capital to shareholders in dividends and stock buy-backs during third quarter
  Company announces fourth quarter European headcount reductions with estimated severance costs of $2.8 million or $0.07 per share

IRVINE, Calif.--(BUSINESS WIRE)--April 2, 2014--Resources Connection, Inc. (NASDAQ: RECN), today announced financial results for its fiscal third quarter ended February 22, 2014. Resources Connection, Inc. (the “Company”) is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the third quarter of fiscal 2014 was $132.7 million, decreasing 3.8% (3.4% on a constant dollar basis) compared to the prior year’s third quarter and 9.1% (9.0% on a constant dollar basis) sequentially. Revenue in the U.S. decreased 2.4% quarter-over-quarter and 8.4% sequentially. U.S. revenue in the third quarter of fiscal 2014 was unfavorably impacted by an estimated $3.3 million, as the Thanksgiving holiday fell in the third quarter this year but occurred in the second quarter last year. International revenue decreased 8.7% quarter-over-quarter and 11.5% sequentially (6.9% quarter-over-quarter and 11.5% sequentially on a constant dollar basis).

The Company’s net income for the third quarter of fiscal 2014 was $2.3 million, or $0.06 per diluted share, compared to net income for the third quarter of fiscal 2013 of $4.5 million, or $0.11 per diluted share.

“While our revenues for the third quarter were clearly impacted by the additional major holiday (Thanksgiving) and severe winter weather in the U.S., they were also hurt by continued weakness in Europe,” said Tony Cherbak, president and chief executive officer of RGP. “As a result, we will take a charge for severance, estimated at $2.8 million or $0.07 per share, in our fourth quarter. We expect these headcount reductions to result in annual savings of $4.5 million or $0.12 per share beginning in fiscal 2015.”

Gross margin decreased 110 basis points quarter-over-quarter to 36.0% in the third quarter of fiscal 2014 and 330 basis points sequentially. The decrease in sequential gross margin was primarily attributable to the reset of payroll taxes in the third quarter, three paid holidays in the U.S. as compared to only one paid holiday in the second quarter and decreased leverage on other fixed expenses. The third quarter gross margin quarter-over-quarter decline was attributable to the Thanksgiving holiday falling in the third quarter in fiscal 2014 (the holiday fell in the second quarter in fiscal 2013) and a slight decrease in the current quarter’s bill rate/pay rate ratio.

Selling, general and administrative expenses for the third quarter of fiscal 2014 were $41.6 million (31.3% of revenue), the same as the prior year quarter dollar amount (30.1% of revenue) and a decrease of $1.5 million sequentially (from $43.1 million or 29.5% of revenue).

Cash flow from operations and Adjusted EBITDA (Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, stock-based compensation and contingent consideration adjustments, if any) were $5.2 million and $7.8 million (5.8% of revenue), respectively, for the third quarter of fiscal 2014 compared to $13.0 million and $11.4 million (8.3% of revenue), respectively, for the third quarter of fiscal 2013.

“U.S. weekly revenues the first four weeks of our fourth quarter have trended 4.4% higher than the comparable weeks a year ago,” said Don Murray, executive chairman of RGP. “We are pleased with the traction we are getting in the U.S. and hope that, over time, this momentum will expand internationally.”

The Company’s revenue for the nine months ended February 22, 2014 was $410.4 million compared to $416.2 million for the nine months ended February 23, 2013. The Company’s net income for the nine months ended February 22, 2014 was $13.0 million, or $0.33 per diluted share. This compares to net income in the nine months ended February 23, 2013 of $15.2 million, or $0.37 per diluted share.

During the third quarter of fiscal 2014, the Company repurchased 522,200 shares of common stock for $7.4 million. As of April 2, 2014, the Company has approximately $50.9 million remaining under its board authorized stock buyback program. On March 20, 2014, the Company paid a quarterly dividend totaling $2.7 million ($0.07 per share) to shareholders. As of February 22, 2014, the Company’s cash, cash equivalents and short-term investments were $107.3 million compared to $119.0 million at fiscal year-end May 25, 2013.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,000 professionals, annually serving over 1,800 clients around the world from more than 70 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m. ET today, April 2, 2014. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 9, 2014 at 855-859-2056. The conference ID number for the replay is 5184967. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the estimated amount of severance costs to be incurred in the fourth quarter and expectations about our revenues in the U.S. and internationally. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 22, 2014	February 23, 2013	February 22, 2014	February 23, 2013

	(Unaudited)		(Unaudited)

Revenue	$132,725	$138,020	$410,398	$416,150
Direct costs of services	84,960	86,825	255,518	256,356
Gross margin	47,765	51,195	154,880	159,794
Selling, general and administrative expenses (1)	41,604	41,591	126,337	125,993
Operating income before amortization
and depreciation (1)	6,161	9,604	28,543	33,801
Amortization of intangible assets	424	422	1,262	1,282
Depreciation expense	877	1,125	2,747	3,488
Operating income (1)	4,860	8,057	24,534	29,031
Interest income	(41)	(37)	(123)	(135)
Income before provision for income taxes (1)	4,901	8,094	24,657	29,166
Provision for income taxes (2)	2,622	3,601	11,630	13,977
Net income (1), (2)	$2,279	$4,493	$13,027	$15,189

Basic net income per share (1), (2)	$0.06	$0.11	$0.33	$0.37
Diluted net income per share (1), (2)	$0.06	$0.11	$0.33	$0.37

Basic shares	39,027	40,939	39,444	41,317
Diluted shares	39,158	40,978	39,519	41,370

Cash dividends declared per share	$0.07	$0.06	$0.21	$0.18

EXPLANATORY NOTES

1. Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.6 million and $1.8 million for the three months ended February 22, 2014 and February 23, 2013, respectively, and $4.9 million and $5.5 million for the nine months ended February 22, 2014 and February 23, 2013, respectively.

2. The Company's effective tax rate was approximately 53% and approximately 44% for the three months ended February 22, 2014 and February 23, 2013, respectively, and approximately 47% and approximately 48% for the nine months ended February 22, 2014 and February 23, 2013, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate. In addition, the effective tax rate during the nine months ended February 22, 2014 benefited from the reversal of $670,000 of uncertain international tax position accruals for which the statute of limitations has expired.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended		Nine Months Ended
	February 22, 2014	February 23, 2013	February 22, 2014	February 23, 2013

	(Unaudited)		(Unaudited)

Net income	$2,279	$4,493	$13,027	$15,189
Adjustments:
Amortization of intangible assets	424	422	1,262	1,282
Depreciation expense	877	1,125	2,747	3,488
Interest income	(41)	(37)	(123)	(135)
Provision for income taxes	2,622	3,601	11,630	13,977
EBITDA	6,161	9,604	28,543	33,801
Stock-based compensation expense	1,601	1,822	4,879	5,460
Adjusted EBITDA	$7,762	$11,426	$33,422	$39,261
Revenue	$132,725	$138,020	$410,398	$416,150
Adjusted EBITDA Margin	5.8%	8.3%	8.1%	9.4%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense and contingent consideration adjustments (if any). Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	February 22, 2014	May 25, 2013

	(Unaudited)

Cash, cash equivalents and short-term investments	$107,323	$119,012
Accounts receivable, less allowances	$88,969	$84,194
Total assets	$414,597	$417,640
Current liabilities	$61,352	$61,333
Total stockholders’ equity	$348,289	$352,327
Consultant headcount, end of period	2,346	2,208
Shares outstanding, end of period	38,749	39,705

	Nine Months Ended
	February 22, 2014	February 23, 2013

	(Unaudited)

Cash flow from operating activities	$13,666	$18,043
Cash flow from investing activities	$(11,090)	$(12,460)
Cash flow from financing activities	$(22,367)	$(23,431)

CONTACT:
for Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850 or mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500 or nate.franke@rgp.com